Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-149837, 333-173227, 333-173229, 333-173230, and 333-178726 of Oncothyreon Inc. on Form S-3, Registration Statement Nos. 333-167302, 333-162640, 333-172814, and 333-180025 of Oncothyreon Inc. on Form S-8 and Registration Statement Nos. 333-146964 and 333-146966 of Biomira Inc. on Form S-8 of our report dated May 5, 2010 (August 13, 2012 as to the effects of presenting comprehensive loss as described in Note 2 to the consolidated financial statements), relating to the 2009 consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows of Oncothyreon Inc. and subsidiaries, appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Oncothyreon Inc. for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Seattle, Washington

August 13, 2012